Exhibit 99.1

For Immediate Release

CONTACT:

Investors/Media:	Investors:
Blaine Davis	Jonathan Neely
(484) 216-7158	(484) 216-6645

Media:
Brian O’Donnell
(484) 216-6726

ENDO ANNOUNCES 2013 NON-CASH CHARGES

MALVERN, Pa. – Feb. 19, 2014 – Endo Health Solutions (Nasdaq: ENDP) today announced that it has completed its annual goodwill and in-process research and development (IPR&D) impairment analysis for 2013 and plans to record in fiscal 2013, a pre-tax, non-cash asset impairment charge of approximately $495 million, primarily related to goodwill attributable to the company's acquisition of American Medical Systems.

During the fourth quarter of 2013, the company also recorded a pre-tax, non-cash charge of approximately $316 million, to increase the company’s product liability reserve to approximately $520 million for all known, pending and estimated future claims primarily related to vaginal mesh cases. The change in the accrual for product liability claims is primarily associated with the company’s ongoing evaluation of American Medical Systems’ vaginal mesh litigation, including the inherent uncertainty of this litigation and potential settlement costs.

The non-cash charges will not affect the company’s 2013 adjusted financial results; however, 2013 reported (GAAP) earnings per share are now expected to be materially below previously announced guidance of $0.95 to $1.10.

About Endo

Endo Health Solutions Inc. is a U.S.-based specialty healthcare company with business segments that are focused on branded pharmaceuticals, generics, and medical devices which deliver quality products to its customers intended to improve the lives of patients. Through its operating companies - Endo Pharmaceuticals, Qualitest, and AMS - Endo is dedicated to delivering value to our stakeholders: customers, patients, and shareholders. Learn more at www.endo.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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